Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-107487) of Hub International Limited of our report dated July 1, 2004, except for Note 15, as to which the date is September 10, 2004, relating to the financial statements of Talbot Financial Corporation, which appears in the Current Report on Form 8-K/A of Hub International Limited dated September 14, 2004.

Dallas, Texas
September 14, 2004